VOTING AGREEMENT

      This VOTING AGREEMENT (this "Agreement"), is dated as of April 30, 2007 by and between Green Shelters Innovations Ltd., an entity organized under the laws of the Republic of Cyprus ("GSI"), and __________________________________ ("Stockholder")
an individual.

                        W I T N E S S E T H:

      WHEREAS, GSI and Astris Energi Inc., a corporation organized under the laws of the Province of Ontario, Canada (the "Company"), entered into, and executed, a binding letter of intent (the "Initial Agreement"), providing for, among other things, the sale of all or substantially all of the assets of the Company to GSI (the "Sale") and, that GSI would provide a loan (the "Loan") to the Company to fund operating costs at a monthly amount of US$150,000 or such greater amount as GSI and the Company shall agree to pursuant to a secured convertible promissory note (the "Note") to be issued by the Company in favour of GSI;

      WHEREAS, pursuant to the Initial Agreement, and following the execution and delivery of this Agreement, GSI and the Company will enter into an Asset Purchase Agreement (as the same may be modified or amended from time to time, the "Purchase Agreement") to consummate the Sale and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein;

      WHEREAS, as of the date hereof, the Stockholder beneficially and of record owns the number of Voting Shares (as defined herein) set forth, and in the manner reflected, on Attachment A hereto
(the "Owned Shares");

      WHEREAS, as a condition to GSI providing the Loan to the Company, and as a material inducement therefor, and as a condition to GSI's willingness to enter into and perform its obligations under the Purchase Agreement, GSI has required that Stockholder agrees
i) to vote, or cause to be voted, all of the Owned Shares, together with any shares of the common stock of the Company, no par value, (the "Company Common Stock") acquired after the date of this Agreement, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by Stockholder or over which Stockholder has, directly or indirectly, the right to vote (collectively, the "Voting Shares"), in favor of (a) adoption of the Purchase Agreement, (b) approval of the transactions contemplated by the Initial Agreement and the Purchase Agreement, including the Sale, and (c) any other matter that is required by applicable law or a governmental authority to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Initial Agreement and the Purchase Agreement, including the Sale and (ii) to take the other actions described herein; and

      WHEREAS, Stockholder desires to express its support for the Sale and the other transactions contemplated by the Initial
Agreement and the Purchase Agreement.

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

      1.	Agreement to Vote; Non-Solicit; Irrevocable Proxy.

            1.1	Agreement to Vote.  Stockholder hereby agrees that,
during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares
(a) in favor of (1) adoption of the Purchase Agreement, (2) approval of the transactions contemplated by the Initial Agreement and the Purchase Agreement, including the Sale, and (3) approval of any other matter that is required by applicable law or a governmental authority to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Initial Agreement and the Purchase Agreement, including the Sale; and (b) against (1) any proposal involving any acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of all or any portion of the stock of the Company (including without limitation, by tender offer) or for the acquisition of all or any portion of the assets of the Company (any such transaction being hereinafter referred to as an "Alternate Acquisition Proposal"),
(2) any extraordinary dividend by the Company, (3) any change in the capital structure of the Company (other than any change in capital structure resulting from the Sale), (4) any liquidation or winding up of the Company and (5) any other action that could reasonably be expected to (i) impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the consummation of the transactions contemplated by the Initial Agreement and the Purchase Agreement, including the Sale, (ii) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Purchase Agreement that would reasonably be expected to have a material adverse effect on the Company or
(iii) impair or adversely affect the respective abilities of the Company and GSI to consummate the transactions contemplated by the Initial Agreement and the Purchase Agreement, including the Sale.

            1.2	Non-Solicit.  Stockholder hereby agrees that,
during the time this Agreement is in effect and except as otherwise permitted by the Purchase Agreement, it will not directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, an Alternate Acquisition Proposal, (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternate Acquisition Proposal, (c) approve or recommend or propose publicly to approve or recommend, any Alternate Acquisition Proposal or

(d) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternate Acquisition
Proposal or propose publicly or agree to do any of the foregoing relating to any Alternate Acquisition Proposal, provided that nothing in this Section 1.2 shall prevent the Stockholder from taking any action as are required to comply with the Stockholder's fiduciary duties as an officer or director of the Company as permitted by the Initial Agreement.

            1.3	Irrevocable Proxy.  Solely with respect to the
matters described in Section 1.1, Stockholder shall have delivered to GSI a copy of Stockholder's duly executed and valid proxy
(and any amendment of such proxy) consistent with the terms of this Agreement, with respect to the special meeting of the stockholders of the Company to be duly called for purposes of the Company's stockholders approving the Purchase Agreement and the transactions contemplated thereby (including the Sale)
(the "Stockholders Meeting"), at least five business days prior to the Stockholders Meeting. If (i) Stockholder has not delivered a copy of such proxy at least five business days prior to the Stockholders Meeting, (ii) the proxy (and/or any amendment thereof) does not authorize votes consistent with the terms of this Agreement, or is otherwise inconsistent with the terms of this Agreement, or (iii) if such votes are subsequently rescinded, revoked or modified in any manner inconsistent with the requirements of
Section 1.1, then Stockholder hereby irrevocably appoints GSI as its proxy to vote all Voting Shares owned by Stockholder beneficially and of record solely on the matters described in
Section 1.1, and in accordance therewith, effective from and after such appointment until the valid termination of this Agreement. Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

      2.	Representations and Warranties of the Stockholders.
Stockholder hereby represents and warrants to GSI as follows:

            2.1	Power; Due Authorization; Binding Agreement.
Stockholder has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

            2.2	Ownership of Shares.  On the date hereof, the
Owned Shares set forth opposite Stockholder's name on Attachment A hereto are owned of record and beneficially by Stockholder in the manner reflected thereon and include all of the Voting Shares owned of record or beneficially by Stockholder. All Owned Shares are held free and clear of any encumbrances and will be held free and clear of any encumbrances as of the date of the Stockholders Meeting. As of the date hereof, Stockholder has, and as of the date of the Stockholders Meeting, Stockholder will have (except as otherwise permitted by this Agreement), sole voting power
(to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares.

            2.3	No Conflicts. The execution and delivery of
this Agreement by Stockholder does not, and the performance of the terms of this Agreement by Stockholder will not,
(a) except for filings with the Securities and Exchange Commission, require Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental authority, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) violate any other agreement to which Stockholder is a party including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair in any material respect Stockholder's ability to perform its obligations under this Agreement or in any event impair any Stockholder's ability to perform its obligations under Section 1.1 hereof. Except for this Agreement, the Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

            2.3	Acknowledgment.  Stockholder
understands and acknowledges that each of GSI and the Company is entering into the Purchase Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

            3.	Certain Covenants of Stockholder.  Stockholder hereby
covenants and agrees with GSI as follows:

            3.1	Restriction on Transfer, Proxies and Non-Interference.
Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the completion of the Stockholders Meeting (including any adjournment or postponement thereof), not to
(a) sell, transfer, pledge, encumber (except due to this Agreement), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares, provided that nothing in this Agreement shall prohibit the exercise by Stockholder of any options to purchase
Voting Shares or conversion of convertible securities pursuant to which Stockholder will acquire Voting Shares, (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, (c) take any action that would cause any representation or warranty of Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions. Any transfer of Voting Shares not permitted hereby shall be null and void. If any involuntary transfer of any of the Voting Shares shall occur (including a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the earlier of (i) the date on which such restrictions, liabilities and rights terminate pursuant to this Agreement and (ii) a valid termination of this Agreement.

            3.2	Additional Shares.   Stockholder hereby agrees,
while this Agreement is in effect, to promptly notify GSI of the number of any new Voting Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof.

            3.3	No Limitations on Actions.  Stockholder signs
this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of its Voting Shares; this Agreement shall not limit or otherwise affect the actions of Stockholder or designee of Stockholder in any other capacity, including such person's capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company's rights in connection with the Purchase Agreement.

            3.4	Further Assurances.  From time to time, at the
request of GSI and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

      4.	Miscellaneous.

            4.1	Termination of this Agreement.  Prior to the
execution of the Purchase Agreement, this Agreement shall only terminate upon the termination of that certain binding letter of intent, dated as of April 13, 2007, between the Company and GSI, in accordance with its terms. Following the execution of the Purchase Agreement, this Agreement shall terminate upon the earlier of (i) termination of the Purchase Agreement in accordance with its terms and (ii) the date upon which the transactions contemplated by the Initial Agreement and the Purchase Agreement (including the Sale) are consummated.

            4.2	Effect of Termination.  In the event of termination
of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

            4.3	Entire Agreement; Assignment.  This Agreement
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided however, GSI shall have the right to assign this Agreement and any of its rights and interests or obligations under this Agreement to an affiliate of GSI.

           4.4	Amendments.  This Agreement may not be modified,
amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

            4.5	Notices.  All notices, requests, claims,
demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to GSI:

Green Shelters Innovations, Ltd.
Attn:  Manoj Upadhyay
48, Themistokli Dervi
Centennai Building, Office
Fax:
      ------------------------

with a copy to:
Bingham McCutchen LLP
Attn:  John Klusaritz, Esq.
2020 K Street, NW
Washington, DC 20006
Fax: (202) 373-6001

If to Stockholder:

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Attn:
      --------------------
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Fax:
    -----------------------

with a copy to:

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Attn:
      -----------------------
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Fax:
    ---------------------------

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            4.6	Governing Law.  (a) This Agreement shall be
governed by and construed in accordance with the laws of the Province of Ontario, Canada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      (a)	Each party hereto irrevocably submits to the
jurisdiction of the Province of Ontario in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside Canada by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

      (b)	To the extent that any party hereto has or hereafter
may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

      (c)	Each party hereto waives, to the fullest extent
permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

            4.7	Remedies.  The parties agree that irreparable damage
would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the Province of Ontario, this being in addition to any other remedy to which they are entitled under Applicable Law or in equity.

            4.8	Counterparts.  This Agreement may be executed by
facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

            4.9	Severability.  Whenever possible, each provision or
portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            4.10	Interpretation.  When a reference is made in this
Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            4.11	No Presumption Against Drafter.  Each of the
parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                           [Signature Page Follows.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Green Shelters Innovations Ltd.

By:
    ----------------------------
     Name: Manoj Upadhyay
     Title: Director

Stockholder

By:
       ---------------------------

                                ATTACHMENT A

              Record and Beneficial Ownership of the Voting Shares
              ----------------------------------------------------
Stockholder
Shares of                Option to
                          Common Stock Owned           Acquire
                                                    Common Stock

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